UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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☐	Definitive Proxy Statement
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Embecta Corp.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT DATED DECEMBER 18, 2025

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 11, 2026

Embecta Corp.
300 Kimball Drive, Ste 300
Parsippany, New Jersey 07054
www.embecta.com

Dear fellow stockholders,

The additional materials provided herein supplement, and should be read in conjunction with, the information regarding Proposal 4 - Approval of an Amendment to the Embecta 2022 Employee and Director Equity-Based Compensation Plan contained in the definitive proxy statement (the “Proxy Statement”) of Embecta Corp. (“we,” “us,” “our” or the “Company”) filed with the Securities and Exchange Commission on December 18, 2025, regarding the annual meeting of stockholders to be held on February 11, 2026, at 8:00 a.m. EST (the “2026 Annual Meeting”). From and after the date of this supplement, any references to the Proxy Statement will be deemed to include the Proxy Statement as supplemented hereby. Capitalized terms used herein, unless otherwise defined, have the meanings set forth in the Proxy Statement.

As more specifically described in the Proxy Statement, we are seeking stockholder approval to amend the Embecta 2022 Employee and Director Equity-Based Compensation Plan (as amended from time-to-time, the “2022 Plan”), in order to increase the number of shares available for issuance under the 2022 Plan by 2,430,000 shares (the “2022 Plan Amendment”). The 2022 Plan Amendment was approved by the Board on December 2, 2025.

On January 19, 2026, Institutional Shareholder Services (“ISS”) issued its Proxy Analysis & Benchmark Policy Voting Recommendations (the “ISS Report”) related to the 2026 Annual Meeting. In the ISS Report, ISS recommended that stockholders vote against the proposal to approve the 2022 Plan Amendment. The commentary below addresses certain key concerns outlined in the ISS Report and provides supplemental data to ensure our stockholders have an opportunity to vote their shares on the basis of accurate, up-to-date information.

The 2022 Plan cost is reasonable.

Among the reasons provided by ISS for its negative voting recommendation was the determination by ISS that the stockholder value transfer, or SVT, exceeded applicable ISS SVT benchmarks. ISS had assumed a calculation date for purposes of analyzing SVT as of September 30, 2025. We had specifically calculated our share request as of November 30, 2025. Correcting these assumptions, we believe, will bring our plan within the parameters of ISS guidelines.

Share Activity as of November 30, 2025(1)

Number of Common Shares Outstanding	59,211,232
Number of Shares Attributable to the GSIP	642,942
Number of Outstanding SARs	1,427,452
Weighted Average Exercise Price	29.37
Weighted Average Remaining Contractual Term (Years)	5.69
Number of Outstanding TVUs	2,972,427
Number of Outstanding PSUs(2)	1,722,979
Share Reserve under 2022 Plan	791,505
(1)	All data in the table, with the exception of the Number of Shares Attributable to the GSIP, is based upon awards issued under the 2022 Plan and does not otherwise include awards issued under any other plan. No other plans have awards outstanding or shares available for future awards.

(2)	The Company has determined that the service inception date precedes the grant date for certain PSU awards as (a) the awards were authorized prior to establishing an accounting grant date, (b) the recipients began providing services prior to the grant date, and (c) there are performance conditions that, if not met by the accounting grant date, will result in the forfeiture of the awards. The number shown here represents the full number of outstanding PSUs as of November 30, 2025, inclusive of 952,203 awards which contain targets that will be fully established at a future date.

The Board reiterates its recommendation that you vote “FOR” the approval of Proposal 4.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 80 of the Proxy Statement for instructions on how to do so.

Sincerely,

Jeff Mann

Senior Vice President, General Counsel and Product Development